EXHIBIT 99.1

Chemung Financial Corporation One Chemung Canal Plaza P.O. Box 1522 Elmira, New York 14902 (607) 737-3711

For Immediate Release:
November 26, 2013
Contact: Michael J. Wayne Senior Vice President 607-737-3762

Chemung Canal Trust Company Opens 6 Branch Offices in Central NY
Chemung Canal adds new offices in Auburn, Cortland, Ithaca & Seneca Falls

Chemung Financial Corporation (NASDAQ: CHMG) today announced that its banking subsidiary, Chemung Canal Trust Company (Chemung Canal), has completed the acquisition of six former Bank of America branch offices located in Cayuga, Cortland, Seneca and Tompkins counties. These offices opened as full service branches of Chemung Canal on Monday, November 25th.

As part of the transaction, Chemung Canal acquired approximately $200 million in deposits and $1.2 million in loans. The acquisition is expected to be accretive to Chemung Financial earnings in 2015.

“We are very excited to expand our footprint into these new markets, sharing our “high touch” approach to banking with approximately 27,000 new accountholders,” said Ronald M. Bentley, President and Chief Executive Officer of Chemung Canal Trust Company.  “We retained all of the employees from these offices and we look forward to helping our newest employees provide an extensive menu of products and services, all in an effort to help their clients achieve their personal financial goals.”

The branch locations purchased by Chemung Canal include:
➢	120 Genesee Street, Auburn
➢	185 Grant Avenue, Auburn
➢	1094 Highway 222, Cortland
➢	304 Elmira Road, Ithaca
➢	202 The Commons, Ithaca
➢	54 Fall Street, Seneca Falls

“Banking has become a highly competitive business, but what sets us apart from our competitors is our commitment to providing the highest level of customer service and a long tradition of supporting the communities where we have offices,” Bentley said. “We believe there are many individuals, businesses and organizations in these markets searching for a bank like Chemung Canal.”

This is the fourth banking acquisition for Chemung Canal over the past five years.  In 2011 Chemung Financial acquired Capital Bank & Trust, in Albany, and in 2009 it acquired the Bank of Canton in Pennsylvania.  The company also acquired 3 branch offices from M&T Bank in 2008. In addition, the company has also purchased the trust assets from Partner’s Trust in 2007 and Cascio Financial Strategies, an Elmira based financial services and tax preparation company in 2008.

Chemung Canal Trust Company, with post acquisition assets of $1.5 billion, now operates 29 full-service banking offices in Broome, Cayuga, Chemung, Cortland, Schuyler, Seneca, Steuben, Tioga and Tompkins counties in New York and Bradford County in Pennsylvania.  Chemung Canal also operates 5 full-service banking offices under the name Capital Bank, a division of Chemung Canal Trust Company, in Albany & Saratoga counties.

Chemung Canal Trust Company, headquartered in Elmira, NY, is a full-service community bank with full trust powers. Established in 1833, Chemung Canal Trust Company is the oldest locally-owned and managed community bank in New York State. Chemung Financial Corporation is also the parent of CFS Group, Inc., a financial services subsidiary offering non-traditional services including mutual funds, annuities, brokerage services, tax preparation services and insurance. CFS Group, Inc. was founded in 2001.

This press release may be found at: www.chemungcanal.com.

This press release may include forward-looking statements with respect to revenue sources, growth, market risk, corporate objectives and possible losses due to asset quality.  These statements constitute “forward-looking” statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934.  Chemung Financial Corporation assumes no duty, and specifically disclaims any obligation to update forward-looking statements, whether as a result of new information, future events or otherwise, and cautions that these statements are subject to risks and uncertainties that could cause the Corporation’s actual operating results to differ materially.